Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of iPic Entertainment Inc. of our report dated December 5, 2017 on the balance sheet of iPic Entertainment Inc. at October 18, 2017 appearing in its Regulation A Offering Statement on Form 1-A first filed with the U.S. Securities and Exchange Commission under the Securities Act on December 13, 2017 (including any amendments thereto) and its related final offering circular dated January 30, 2018.

/s/ Crowe Horwath LLP
Crowe Horwath LLP

Fort Lauderdale, Florida

February 1, 2018